Exhibit 10.4

Occidental Petroleum Corporation
5 Greenway Plaza, Suite 110
Houston, Texas 77046
Telephone 713-215-7000
Vicki A Hollub
President and Chief Executive Officer

PERSONAL AND CONFIDENTIAL

May 22, 2017,

Dear Cedric:

My colleagues and I are extremely pleased that you will be joining us. The purpose of this correspondence is to confirm our offer, subject to approval of our Board of Directors, and your acceptance of employment. The terms and conditions of our employment offer are as follows:

1.	Title: Your title will be Senior Vice President and Chief Financial Officer.

2.	Reporting Relationship: You will report directly to me.

3.	Start Date: You will commence employment on May 31, 2017, or on another mutually agreeable date (your “Employment Date”).

4.	Initial Base Salary: $600,000 per year subject to annual review, paid bi-weekly during your continued employment.

5.
Initial Annual Bonus: You will be eligible to participate in the Occidental Petroleum Corporation (the “Company”) Executive Incentive Compensation Plan during your continued employment, with, subject to Compensation Committee approval, an initial target bonus of $600,000 subject to annual review.

6.	Sign-On Cash Bonus: You will receive a sign-on cash bonus of $250,000, subject to your continued employment, payable as follows:

a.	$125,000 paid with your first regular paycheck following your Employment Date.

b.	$125,000 paid with your first regular paycheck following the first anniversary of your Employment Date.

7.
Sign-On Long-Term Incentives: Effective as of your Employment Date, you will be awarded Restricted Stock Units with an initial value (based on the closing price of Company stock on the date of the award), of $2,500,000, subject to the Company’s standard employment terms. This award will vest over a three year period on a prorated basis with a vesting start date on your Employment Date.

8.
Ongoing Long-Term Incentives: You will be eligible to participate in the Company’s annual Long-Term Incentive program beginning with the award made in 2018. Subject to market and Company conditions at the time, your performance, and Compensation Committee approval, we anticipate that you will receive a total target award of at least $2,000,000 per year beginning in 2018. The form of Long-Term Incentives will be decided by the Compensation Committee on an annual basis.

9.
Employee Benefits: During your continued employment, you will be entitled to the full array of employee benefits available to similarly situated Company executives, including Financial Planning and Personal Excess Liability Insurance, as they may exist from time to time.

10.	Vacation Entitlement: You will accrue 200 hours of vacation per year (prorated for the first year of employment).
This offer of employment is contingent upon satisfactory results of a drug screen, background investigation and Board approval. This offer is further contingent upon confirmation to our satisfaction that you are not subject to any non-competition or other obligations that would interfere with your employment with us. We understand that you will not announce your resignation from your current position to your current employer until these contingencies have been met and we agree not to announce your employment with the Company until you have announced your resignation from your current position. Your employment with the Company is at-will; this letter in not a guarantee of continuing employment and no part of this letter may be assigned. This letter will be governed by Texas law (without giving effect to its conflicts of laws principles), constitutes the final, complete and exclusive expression of the parties’ intent on this subject matter and may only be amended in a writing signed by each party.

Please call me if you have any questions relative to your employment. If everything is stated correctly and to your satisfaction, please sign both copies of this offer letter and return one copy in the enclosed FedEx envelope.

I would like to take this opportunity to welcome you to Occidental Petroleum Corporation. I very much look forward to working with you.

Sincerely,

/s/ Vicki Hollub

Vicki Hollub
Chief Executive Officer

Agreed and Accepted:
/s/ Cedric W. Burgher May 22, 2017
Cedric W. Burgher        Date

Copy:         Glenn Vangolen
Darin Moss